EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
 SOUTHERN MISSOURI BANCORP, INC.
Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned corporation certifies as follows:

1.	The name of the corporation is Southern Missouri Bancorp, Inc. The corporation was originally organized under the name SMB Acquisition Bancorp, Inc. on September 16, 1998.

2.	The amendment set forth below was adopted by the shareholders of Southern Missouri Bancorp, Inc. on October 31, 2016.

3.	The amendment adopted, which affects only Article III, Section 3.1, subsection (a) of the Articles of Incorporation as follows (the remainder of said Article III is unchanged), is as follows:

3.1 The Corporation shall have the authority to issue the following shares: (a) Twelve million (12,000,000) shares shall be voting common stock with a par value of $0.01 per share ("Common Stock")."

4.	The number of shares of Southern Missouri Bancorp, Inc. outstanding and entitled to vote on the amendment was 7,436,886.

5.	The number of shares of common stock voted for the amendment was 6,048,516 and the number of shares of common stock voted against the amendment was 290,869.

6.
The amendment does not provide for an exchange, reclassification or cancellation of any issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of any class.

7.	The effective date of the amendment shall be the date of filing of this Certificate of Amendment.

[Signature page follows]

This Certificate of Amendment has been executed as of this 7th day of November 2016.

In Affirmation thereof, the facts stated above are true and correct:

SOUTHERN MISSOURI BANCORP, INC.
By:	/s/ Greg Steffens
Name:	Greg Steffens
Title:	President and Chief Executive Officer

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